Filed with the Securities and Exchange Commission on August ___, 2009
Securities Act Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-0572810
(State of incorporation)	(I.R.S. Employer Identification No

360 E. Jackson St., Medford, Oregon	97501
(Address of principal executive offices)	(Zip Code)

LITHIA MOTORS, INC. 2009 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6401
(Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Roberts Kaplan LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204

      Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐		Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
			Proposed	Proposed
			Maximum	Maximum	Amount of
Title of Securities to		Amount to be	Offering Price	Aggregate	Registration
be Registered		Registered (1)	Per Unit (2)	Offering Price (2)	Fee

Class A Common Stock		1,500,000	$14.31	$21,465,000	$1197.75

(1)

The shares of Common Stock represent the number of shares which may be issued pursuant to the 2009 Employee Stock Purchase Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2)

The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the closing sale price reported for the Common Stock on the NYSE on August 26, 2009 and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the ”Company”) held on April 30, 2009, the shareholders of the Company approved the Company’s 2009 Employee Stock Purchase Plan (“Plan”) authorizing the issuance of up to 1,500,000 shares of Class A Common Stock pursuant to the terms of the Plan.

Item 3.      Incorporation of Documents by Reference.

     The following documents filed by Lithia Motors, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

         1.     The Company’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2008, filed March 16, 2009.

         2.     The Company’s Quarterly Reports filed on Form 10-Q for the period ended March 31, 2009, filed May 11, 2009; and the period ended June 30, 2009, filed August 5, 2009.

         3.     The Company’s Form 8-K’s filed April 8, 2009, May 6, 2009, May 29, 2009, June 11, 2009 and August 26, 2009.

         4.     The description of the Class A Common Stock contained in the Company’s registration statement on Form S-3/A filed with the Commission on October 21, 2004 (File No. 333-117670).

         All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2008 Annual Report on Form 10-K; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

         Not Applicable.

Item 5.      Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.      Indemnification of Directors and Officers.

                  As an Oregon corporation, Lithia is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  his or her conduct was in good faith;

  he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

  in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

      Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Lithia’s Restated Articles of Incorporation do not limit the statutory right to indemnification.

      Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  to the corporation in a proceeding by or in the right of the corporation; or

  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

      Lithia’s Restated Articles of Incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Lithia’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, Lithia has entered into an indemnity agreement with each of its directors and officers that provides each of them with the maximum possible indemnity protection permitted by law.

      The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  any breach of the directors’ duty of loyalty to the corporation or its shareholders;

  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  any unlawful distribution; or

  any transaction from which the director derived an improper personal benefit.

          Lithia’s Restated Articles of Incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. These provisions do not limit Lithia’s rights, or any shareholder’s rights, to seek non-monetary relief, and do not affect a director’s or officer’s responsibilities under other laws such as federal or state securities laws. If the OBCA is amended to further limit the directors’ liability, Lithia’s Restated Articles of Incorporation would incorporate such amendment on its effective date.

          Lithia also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.      Exemption from Registration Claimed.

          Not applicable.

Item 8.     Exhibits.

          See Exhibit Index

Item 9.     Undertakings.

          The undersigned registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 27th day of August, 2009.

LITHIA MOTORS, INC.

By: /s/ Jeffery B. DeBoer
Jeffrey B. DeBoer
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints SIDNEY B. DEBOER and JEFFREY B. DEBOER, and each of them, with full power of substitution to act as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ Sidney B. DeBoer	Date: August 27, 2009
Sidney B. DeBoer, Chief Executive Officer and
Chairman of the Board of Directors

By: /s/ Bryan B. DeBoer	Date: August 27, 2009
Bryan B. DeBoer, President, Director

By: /s/ Thomas Becker	Date: August 27, 2009
Thomas Becker, Director

By: /s/ William Glick	Date: August 27, 2009
William Glick, Director

By: /s/ Susan O. Cain	Date: August 27, 2009
Susan O. Cain, Director

EXHIBIT INDEX

Exhibit

5.1	Opinion of Roberts Kaplan LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Roberts Kaplan LLP (included in Exhibit 5.1)

99	2009 Employee Stock Purchase Plan
(Incorporated by reference to 2009 Proxy Statement on Form DEF14A, filed March 20, 2009, as amended (SEC File No. 001-14733))